UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 7, 2019

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	717 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ORRF	The Nasdaq Capital Market

Item 1.02. Termination of a Material Definitive Agreement
On May 1, 2019, Orrstown Financial Services, Inc. (“Orrstown”), the holding company for Orrstown Bank, exercised its right to terminate the Employment Agreement, dated October 23, 2018 (the “Employment Agreement”) with Ellen R. Fish, Executive Vice President and Senior Lender of Orrstown and Orrstown Bank (“Executive”). The Employment Agreement was terminated without cause.
Under the terms of the Employment Agreement, subject to the execution of a Separation Agreement and General Release, Executive is entitled to severance compensation equal to two times the sum of: (1) Executive’s highest annual base salary and (2) the highest cash bonus paid to, or earned by, executive during the calendar year of Executive’s date of termination or either of the two calendar years immediately preceding Executive’s date of termination, which would consider any base salary and cash bonus earned by Executive while employed with Hamilton Bancorp, Inc. or Hamilton Bank. Orrstown Bank will continue to provide executive with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Orrstown Bank immediately prior to Executive’s termination under the same cost-sharing arrangements that apply for active employees of Orrstown Bank as of Executive’s date of termination. Such continued coverage shall cease upon the earlier of: (i) the date which is two years from Executive’s date of termination or (ii) the date on which Executive becomes a full-time employee of another employer, provided executive is entitled to benefits that are substantially similar to the health and welfare benefits provided by Orrstown Bank. If Orrstown Bank cannot provide one or more of these benefits because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject Orrstown Bank to penalties, then Orrstown Bank shall pay executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 35 days after the later of executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting Orrstown Bank to penalties.
Item 5.02       Departure of Directors or Certain Officers; Appointment of Certain Officers.
On May 7, 2019, David P. Boyle resigned his position as Executive Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of Orrstown Financial Services, Inc. (the “Company”), effective May 8, 2019. The Company had previously announced Mr. Boyle’s intention not to renew his employment agreement on March 28, 2019. Mr. Boyle’s resignation is for personal reasons and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In connection with his resignation, Mr. Boyle has agreed to provide consulting services to the Company through May 31, 2019. In exchange for providing such consulting services, Mr. Boyle will be paid his current base salary through May 31, 2019 and will be permitted to continue participating in the Company’s health insurance benefits program through June 30, 2019.
In connection with Mr. Boyle’s departure, the Company announced that Gary Manley, the Company’s Director of SEC and Regulatory Reporting, would serve as Interim Chief Financial Officer and Interim Principal Financial and Accounting Officer while the Company conducts a search for a new Chief Financial Officer. Mr. Manley, who has served in his current position with the Company since December of 2016, has over 40 years experience in accounting and financial reporting. Prior to his current position at the Company, he served as the Accounting Policy Director at Susquehanna Bank from 2014 through 2015, with additional banking experience as the Director of Financial Reporting and Taxation of Community Banks from 2002 through 2008 and as Senior Tax Manager at Keystone Financial, Inc. from 1998 through 2000. Mr. Manley is a Certified Public Accountant, licensed in Pennsylvania.
There are no arrangements or understandings between Mr. Manley and any other persons pursuant to which he was appointed as the Interim Chief Financial Officer and interim Principal Accounting Officer of the Company. There are no family relationships between Mr. Manley and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Manley pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: May 7, 2019	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)